Exhibit 21

Subsidiaries of CSRA Inc.
The following is a list of the subsidiaries of CSRA Inc. as of May 24, 2017. Certain subsidiaries are not named because they were not significant in the aggregate.

Name	Jurisdiction
CSRA LLC	Nevada
CSRA State and Local Solutions LLC	Nevada
DynPort Vaccine Company LLC	Virginia
Eagle Alliance	Maryland
42SIX, LLC	Maryland
Autonomic Resources LLC	North Carolina
Tenacity Solutions Incorporated	Virginia
Vulnerability Research Labs, LLC	Delaware
Star Second Merger Sub LLC	Delaware
Sterling Parent LLC	Delaware
SRA International, Inc.	Virginia
Sentech, Inc.	Maryland
SRA Global Clinical Development s.a.r.l	France
CSRA Consular Services Inc.	Nevada